UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 31, 2007
CAPITALSOURCE INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-31753	35-2206895
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
(Address of principal executive offices, zip code)
Registrant’s telephone number, including area code (800) 370-9431
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.
Consulting Agreement with Jason M. Fish
     On January 31, 2007, the Board of Directors of CapitalSource Inc. (the “Company”) approved a consulting agreement between the Company and Jason M. Fish, dated as of January 2, 2007 (the “Consulting Agreement”). The term of the Consulting Agreement is for one year commencing on January 2, 2007, with an automatic renewal at the end of the term and each term thereafter as long as Mr. Fish remains a director of the Company and is not a full-time employee of another business. During the term of the Consulting Agreement, Mr. Fish shall be expected to devote up to five hours per week to assist in such matters as requested by the Company’s Chairman and Chief Executive Officer, and the Company will recommend to the Nominating and Corporate Governance Committee that Mr. Fish be nominated for election to the Company’s Board of Directors at each annual meeting at which Mr. Fish’s class stands for reelection. While serving as a director of the Company, Mr. Fish shall be paid the same compensation and receive the same benefits as the Company’s non-employee directors. In addition, Mr. Fish will receive the following benefits: (i) use of the Company’s technology platform, including e-mail and cell phone (Blackberry); (ii) access to all of the Company’s resources for any purpose germane to the Company’s business; (iii) reimbursement of all out-of-pocket expenses incurred on behalf of the Company; (iv) if Mr. Fish elects COBRA coverage, payment by the Company of the Company’s portion of the medical benefits plan premiums until the earlier of termination of the Consulting Agreement or the COBRA benefit; and (v) use of an office, including a parking space, and an assistant for matters relating solely to the Company or personal matters to the extent customary for a non-employee director and/or consultant. The Consulting Agreement contains customary confidentiality and non-disclosure provisions.
Amendment No. 2 to Dean C. Graham’s Employment Agreement
     On February 1, 2007, the Company and Dean C. Graham entered into Amendment No. 2 to the Employment Agreement dated as of April 4, 2005 by and between the Company and Mr. Graham (the “Amendment”). The Amendment provides that Mr. Graham will serve as the President and Chief Operating Officer of the Company, as a member of the Company’s Credit Committee, and as a member of the Company’s Executive and Disclosure Committees, to the extent the Company maintains such Committees, and that Mr. Graham will report exclusively to the Chief Executive Officer. The Amendment also provides that Mr. Graham’s minimum base salary will increase to $750,000, and that the terms governing the vesting of unvested restricted stock previously granted to him will be modified to provide that 76,000 shares will vest on April 4, 2007 and that 50,000 shares will vest on each of April 4, 2008, April 4, 2009 and April 4, 2010. Finally, the Amendment also modified the definition of “Good Reason” to: (1) provide that any diminution or adverse change in Mr. Graham’s title, or a requirement that Mr. Graham report to someone other than the Employer’s Chief Executive Officer, does not have to occur prior to a Change in Control to qualify as a Good Reason; (2) to eliminate the reference to a “dual reporting role” to reflect that Mr. Graham now reports exclusively to the Chief Executive Officer; and (3) to eliminate the sentence that provided that Good Reason by itself would not include removal of Mr. Graham’s authority and/or responsibility for loan management, and that after a Change in Control, Good Reason by itself would not include the removal of Mr. Graham from the Credit Committee, the assignment to Mr. Graham of a different but equivalent title within the organization of the successor entity, or requiring Mr. Graham to report to the person within a successor entity with management authority for Mr. Graham’s business unit.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
Date: February 6, 2007

/s/ Steven A. Museles
Steven A. Museles
Executive Vice President, Chief
Legal Officer and Secretary